EXHIBIT 11

              CCC INFORMATION SERVICES GROUP INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                 (UNAUDITED)

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
                                                    THREE MONTHS ENDED    NINE MONTHS ENDED
                                                        SEPTEMBER 30,        SEPTEMBER 30,
                                                    ------------------ --------------------
                                                       2003     2002       2003      2002
                                                    ---------------------------------------

Net income . . . . . . . . . . . . . . . . . . . .  $  6,351  $  7,375   $ 17,816  $ 17,887
                                                    =======================================
Weighted average common shares outstanding:
   Shares attributable to common stock outstanding    26,256    25,873     26,210    25,800
   Shares attributable to common stock equivalents
    outstanding. . . . . . . . . . . . . . . . . .     1,228     1,031      1,411     1,112
                                                    ---------------------------------------
                                                      27,484    26,904     27,621    26,912
                                                    =======================================
Per share net income:
   Basic . . . . . . . . . . . . . . . . . . . . .  $   0.24  $   0.28   $   0.68  $   0.69
                                                    =======================================
   Diluted . . . . . . . . . . . . . . . . . . . .  $   0.23  $   0.27   $   0.65  $   0.66
                                                    =======================================
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                                       E-2
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